Exhibit 11
                           DETECTION SYSTEMS, INC.
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (In thousands, except per share data)


Year Ended March 31,                               1998      1997       1996*
                                                   ----      ----       ----

Net income(loss) applicable to common
stock                                            $1,382    $3,725    $(7,855)
                                                  =====     =====      =====
Weighted average number of shares                 5,433     4,359      4,197
                                                  =====     =====      =====
Basic earnings (loss) per share                  $0.25      $0.85     ($1.87)
                                                  =====     =====      =====
Shares attributable to deferred
compensation plans and stock
options and warrants                                290       575         --
                                                   ====      ====       ====
Diluted earnings (loss) per share:
                                                 $0.24      $0.76     ($1.87)
                                                  ====       ====       ====

*Per share amounts have been adjusted to reflect the December 17, 1996 three-for-two stock split.

**Due to losses incurred in the third and fourth quarters, the effect of shares attributed to options, warrants and deferred compensation was reduced by 297 in arriving at the year-to-date weighted average number of shares included in diluted earnings per share, to avoid anti-dilution.